Exhibit 4.1

DUKE REALTY LIMITED PARTNERSHIP
ISSUER

TO

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION
TRUSTEE

TWENTIETH SUPPLEMENTAL INDENTURE

DATED AS OF JULY 24, 2006

SUPPLEMENT TO INDENTURE,
DATED AS OF SEPTEMBER 19, 1995, BETWEEN
DUKE REALTY LIMITED PARTNERSHIP AND
J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION
(successor in interest to The First National Bank of Chicago)

TWENTIETH SUPPLEMENTAL INDENTURE, dated as of July 24, 2006 (this “Twentieth Supplemental Indenture”), between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (the “Issuer”), having its principal offices at 600 East 96th Street, Suite 100, Indianapolis, IN  46240 and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (successor in interest to The First National Bank of Chicago), a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), having its Corporate Trust Office at 227 W. Monroe Street, Suite 2600, Chicago, Illinois  60606.

RECITALS

WHEREAS, the Issuer executed and delivered its Indenture (the “Original Indenture”), dated as of September 19, 1995, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured and unsubordinated indebtedness;

WHEREAS, Section 902 of the Original Indenture provides that the Issuer and the Trustee, to the extent authorized thereby, may enter into a supplemental indenture for the purpose of changing any of the provisions of the Original Indenture with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture;

WHEREAS, the Issuer intends by this Twentieth Supplemental Indenture to amend the Original Indenture, as it relates to the Amended Securities (as defined below),  to modify certain financial covenants contained in Sections 1004 and 1005 of the Original Indenture (the “Proposed Amendments”) to make them consistent with corresponding terms included in each series of notes issued by the Issuer under the Original Indenture on or after May 22, 2003;

WHEREAS, the Board of Directors of Duke Realty Corporation, the general partner of the Issuer, acting through authority delegated to certain of its executive officers, has approved the Proposed Amendments; and

WHEREAS, the Issuer hereby certifies to the Trustee that the holders of not less than a majority in aggregate principal amount of the 6.75% Notes due 2008, the 6.8% Notes due 2009, the 7.75% Notes due 2009, the 5.25% Notes due 2010, the 6.95% Notes due 2011, the 5.875% Notes due 2012, the 5.45% Notes due 2012 and the 7.25% Notes due 2028 (collectively, the “Amended Securities”), voting together as one class, have approved the Proposed Amendments and consented to the execution and delivery of the Twentieth Supplemental Indenture, and all other actions required to be taken under the Original Indenture with respect to this Twentieth Supplemental Indenture have been taken.

NOW, THEREFORE, IT IS AGREED:

ARTICLE ONE
Definitions

SECTION 1.01  Definitions.  Capitalized terms used in this Twentieth Supplemental Indenture and not otherwise defined herein shall have the meanings ascribed to them in the

Original Indenture.

ARTICLE TWO
Amendments

SECTION 2.01.  The following section will replace Sections 1004(a) and (b) of the Original Indenture in its entirety:

Section 1004.  Limitations on Incurrence of Debt.  (a)  The Issuer will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are the General Partner, the Issuer and/or any of their Subsidiaries (but only so long as such Debt is held solely by any of the General Partner, the Issuer and any Subsidiary) that is subordinate in right of payment to the Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Total Assets as of the end of the calendar quarter covered in the Issuer’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Total Assets being referred to as the “Adjusted Total Assets”);

(b)           In addition to the limitation set forth in subsection (a) of this Section 1004, the Issuer will not, and will not permit any Subsidiary to, incur any Debt if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Issuer or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retained at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four quarter period had been earned, on an annualized basis, for such period, and (iv) in the case of any acquisition or disposition by the Issuer or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

SECTION 2.02.  The following section will replace Section 1005 of the Original Indenture in its entirety:

Section 1005.  Maintenance of Total Unencumbered Assets.  The Issuer will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Issuer.

ARTICLE THREE
Trustee

SECTION 3.01.  Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twentieth Supplemental Indenture or the due execution thereof by the Issuer.  The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.  All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Twentieth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

ARTICLE FOUR
Miscellaneous Provisions

SECTION 4.01.  Ratification of Original Indenture.  This Twentieth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Twentieth Supplemental Indenture shall be read, taken and construed as one and the same instrument.  Notwithstanding anything herein to the contrary, to the extent that any provision of this Twentieth Supplemental Indenture is inconsistent with any provision of the Original Indenture, the terms of this Twentieth Supplemental Indenture shall govern and apply to the Amended Securities.

SECTION 4.02.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.03.  Successors and Assigns.  All covenants and agreements in this Twentieth Supplemental Indenture by the Issuer shall bind its successors and assigns, whether or not so expressed.

SECTION 4.04.  Separability Clause.  In case any one or more of the provisions contained in this Twentieth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05.  Governing Law.  This Twentieth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  This Twentieth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Twentieth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 4.06.  Counterparts.  This Twentieth Supplemental Indenture may be executed in any number of counterparts, by facsimile or otherwise, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signatures on following page(s).]

[Signature page to Twentieth Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Twentieth Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:	/s/ Matthew A Cohoat
	Name:	Matthew A. Cohoat
	Title:	Executive Vice President &
Chief Financial Officer

Attest:

/s/ Howard L. Feinsand
Name:	Howard L. Feinsand
Title:	Executive Vice President,
General Counsel & Secretary

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Janice Ott Rotunno
	Name:	Janice Ott Rotunno
	Title:	Vice President

Attest:

/s/ Christopher Holly
Name:	Christopher Holly
Title:	Assistant Secretary